                                                                     Exhibit 3.1

                              State of California
                                    [SEAL]
                                                                         [STAMP]

                              SECRETARY OF STATE


     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the attached transcript of 19 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.


                                       IN WITNESS WHEREOF, I execute this
                                         certificate and affix the Great Seal of
                                         the State of California this day of


                                                         /s/ Bill Jones
[SEAL]                                         _________________________________
                                                            Bill Jones


                                                        Secretary of State

                                                                     EXHIBIT 3.1

            SEVENTH AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                           LYNUXWORKS, INCORPORATED

          Inder Singh and Bhupi Singh hereby certify that:

          FIRST:  They are the Chief Executive Officer and Chief Financial
          -----
Officer, respectively, of LYNUXWORKS, INCORPORATED (the "Corporation").

          SECOND:  The Amended and Restated Articles of Incorporation of the
          ------
Corporation shall be amended and restated to read in full as follows:

                                      "I.

          The name of this corporation is LYNUXWORKS, INCORPORATED.

                                      II.

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     III.

          The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code (the "California Code")) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents in excess of the indemnification otherwise permitted by such Section 317 of the California Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Code. A repeal or modification of the foregoing provisions of this Article III by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.

                                      IV.

          This Corporation is authorized to issue two (2) classes of shares to be designated, respectively, Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that this Corporation shall have authority to issue is Seventy Million (70,000,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is Twenty-Two Million (22,000,000). The total number of shares of

Common Stock this Corporation shall have authority to issue is Forty-Eight Million (48,000,000).

     The Preferred Stock shall be divided into series. The first series shall consist of 1,300,000 shares and is designated "Series A Preferred Stock." The second series shall consist of 1,281,000 shares and is designated "Series B Preferred Stock." The third series shall consist of 544,998 shares and is designated "Series C Preferred Stock." The fourth series shall consist of 1,500,000 shares and is designated "Series D Preferred Stock." The fifth series shall consist of 857,988 shares and is designated "Series E-1 Preferred Stock." The sixth series shall consist of 6,621,268 shares and is designated "Series E-2 Preferred Stock." The seventh series shall consist of 8,071,207 shares and is designated "Series F Preferred Stock."

     The powers, preferences, rights, restrictions, and other matters relating to the Series A, B, C, D, E-1, E-2, and F Preferred Stock are as follows:

     1.   Dividends.
          ---------

          1.1. The holders of the Series A, B, C, D, E-1, E-2, and F Preferred Stock shall be entitled to receive dividends at the rate of $0.50, $0.85, $3.00, $1.00, $1.5103, $1.5103, and $4.33 per share, respectively (as adjusted for any stock dividends, combinations or splits with respect to such shares), per annum, respectively, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

          1.2. No dividends (other than those payable solely in the Common
Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $0.50, $0.85, $3.00, $1.00, $1.5103, $1.5103, and $4.33 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series A, B, C, D, E-1, E-2 and F Preferred Stock, respectively, shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends accumulated but remain unpaid, and no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section 1.2) is paid with respect to all outstanding shares of Series A, B, C, D, E-1, E-2 and F Preferred Stock in an amount for each such share of Series A, B, C, D, E-1, E-2 and F Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A, B, C, D, E-1, E-2 and F Preferred Stock could then be converted.

          1.3. Other than with respect to dividends paid on the Series A, B, C, D, E-1, E-2 and F Preferred Stock which represent payment of declared but unpaid dividends thereon from prior years, no dividend shall be paid on or declared and set apart for the shares of any series of Preferred Stock for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid on or declared and set apart for the shares of all other such series of Preferred Stock.

          1.4. No right shall accrue to holders of shares of Series A, B, C, D, E-1, E-2 and F Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

          1.5. In the event the Corporation shall declare a distribution (other than any distribution described in Section 1.2 or 1.3) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A, B, C, D, E-1, E-2 and F Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A, B, C, D, E-1, E-2 and F Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series A, B, C, D, E-1, E-2 and F Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

     2.   Liquidation Preference.
          ----------------------

          2.1. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A, B, C, D, E-1, E-2 and F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $0.50, $0.85, $3.00, $1.00, $1.5103, $1.5103 and $4.33
per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), respectively, plus all declared but unpaid dividends on such share for each share of Series A, B, C, D, E-1, E-2 and F Preferred Stock then held by them. The Series A, B, C, D, E-1, E-2 and F Preferred Stock shall rank pari passu as to the receipt of the respective preferential amounts for each such series upon the occurrence of such event. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, B, C, D, E-1, E-2 and F Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, B, C, D, E-1, E-2 and F Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          2.2. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary and subject to the prior payment in full of the liquidation preferences with respect to the Series A, B, C, D, E-1, E-2 and F Preferred Stock as provided in Section 2.1, the holders of the Common Stock shall be entitled to receive, prior and in preference to any further distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A, B, C, D, E-1, E-2 and F Preferred Stock by reason of their ownership thereof, the amount of $0.05 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) for each share of Common Stock then held by them and no more. Subject to the prior payment in full of the liquidation preferences with respect to the Series A, B, C, D, E-1, E-2 and F Preferred Stock as provided in subparagraph 2.1 of this
Section 2, if upon the occurrence of such event, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such Common Stock holders of the full aforesaid preferential amount, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

          2.3. After payment to the holders of the Series A, B, C, D, E-1, E-2 and F Preferred Stock and the Common Stock of the amounts set forth in Sections
2.1 and 2.2 above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series A, B, C, D, E-1, E-2 and F Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A, B, C, D, E-1, E-2 and F Preferred Stock then held by them.

          2.4. For purposes of this Section 2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A, B, C, D, E-1, E-2 and F Preferred Stock and Common Stock to receive at the closing in cash, securities or other property (valued as provided in Section 2.5 below) amounts as specified in Sections 2.1 through 2.3 above.

          2.5. Whenever the distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

     3.   Voting Rights; Directors.
          ------------------------

          3.1. Each holder of shares of the Series A, B, C, D, E-1, E-2 and F Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A, B, C, D, E-1, E-2 and F Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A, B, C, D, E-1, E-2 and F Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

          3.2. The Board of Directors shall consist of seven (7) members. The holders of Series A, voting together as a class, shall be entitled to elect two
(2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation's shareholders for the election of directors. The holders of Series B, C, D, E-1 and F Preferred Stock, voting together as a class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation's shareholders for the election of directors. The holders of Series E -2 Preferred Stock, voting together as a class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the

Corporation's shareholders for the election of directors. The holders of the Common Stock, voting together as a class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation's shareholders for the election of directors.

          3.3. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series A Preferred Stock pursuant to Section 3.2 hereof, the election of the new director shall be by vote of the holders of the Series A Preferred Stock. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series B, Series C, Series D, E-1 and Series F Preferred Stock, voting as a class, pursuant to Section 3.2 hereof, the election of the new director shall be by vote of the holders of the Series B, Series C, Series D, E-1 and Series F Preferred Stock, voting as a class. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series E-2 Preferred Stock pursuant to Section 3.2 hereof, the election of the new director shall be by vote of the holders of the Series E-2 Preferred Stock. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of Common Stock pursuant to Section 3.2 hereof, the election of the new director shall be by vote of the holders of Common Stock. Any director who shall have been elected by the holders of the Series A, B, C, D, E-1, E-2, and F Preferred Stock or Common Stock or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series A, B, C, D, E-1, E-2, and F Preferred Stock or Common Stock, as the case may be.

     4.   Conversion.  The holders of the Series A, B, C, D, E-1, E-2 and F
          ----------
Preferred Stock shall have conversion rights as follows (the "Conversion
Rights"):

          4.1.  Right to Convert.  Each share of Series A Preferred Stock shall
                ----------------
be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing fifty cents ($0.50) by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the "Series A Conversion Price") shall initially be fifty cents ($0.50) per share of Common Stock. Such initial Series A Conversion Price shall be adjusted as hereinafter provided.

     Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing Eighty-Five cents ($0.85) by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series B Preferred Stock (the "Series B Conversion Price") shall initially be ($0.85) per share of Common Stock. Such initial Series B Conversion Price shall be adjusted as hereinafter provided.

     Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing three dollars ($3.00) by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series C Preferred Stock (the "Series C Conversion Price") shall initially be three dollars ($3.00) per share of Common Stock. Such initial Series C Conversion Price shall be adjusted as hereinafter provided.

     Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing one dollar ($1.00) by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series D Preferred Stock (the "Series D Conversion Price") shall initially be one dollar ($1.00) per share of Common Stock. Such initial Series D Conversion Price shall be adjusted as hereinafter provided.

     Each share of Series E-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing one dollar fifty-one cents ($1.51) by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series E-1 Preferred Stock (the "Series E-1 Conversion Price") shall initially be one dollar fifty-one cents ($1.51) per share of Common Stock. Such initial Series E-1 Conversion Price shall be adjusted as hereinafter provided.

     Each share of Series E-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing one dollar fifty-one cents ($1.51) by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series E-2 Preferred Stock (the "Series E-2 Conversion Price") shall initially be one dollar fifty-one cents ($1.51) per share of Common Stock. Such initial Series E-2 Conversion Price shall be adjusted as hereinafter provided.

     Each share of Series F Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing four dollars and thirty-seven cents ($4.33) by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series F Preferred Stock (the "Series F Conversion Price") shall initially be four dollars and thirty-seven cents ($4.33) per share of Common Stock. Such initial Series F Conversion Price shall be adjusted as hereinafter provided.

          4.2.  Automatic Conversion.  Each share of Series A, B, C, D, E-1, E-2
                --------------------
and F Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E-1 Conversion Price, Series E-2 Conversion Price, or Series F Conversion Price respectively, upon the earlier, as to each Series, of (i) the date specified by vote or written consent or agreement of holders of at least two-thirds (2/3) of the shares of such series then outstanding, or (ii) immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $8.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and the aggregate proceeds to the Corporation and/or any selling stockholders of which exceed Twenty Million Dollars ($20,000,000) (a "Qualified Public Offering").

          4.3.  Mechanics of Conversion.
                -----------------------

                4.3.1. Before any holder of Series A, B, C, D, E-1, E-2 or F Preferred Stock, respectively, shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A, B, C, D, E-1, E-2 or F Preferred Stock, respectively, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A, B, C, D, E-1, E-2 or F Preferred Stock, respectively, to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                4.3.2. If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series A, B, C, D, E-1, E-2 or F Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A, B, C, D, E-1, E-2 or F Preferred Stock shall not be deemed to have converted such Series A, B, C, D, E-1, E-2 or F Preferred Stock until immediately prior to the closing of such sale of securities.

          4.4.  Adjustments to Series E-1 Conversion Price, Series E-2
                ------------------------------------------------------
Conversion Price, and Series F Conversion Price for Certain Diluting Issues.
---------------------------------------------------------------------------

                4.4.1.  Special Definitions.  For purposes of this Section 4.4,
                        -------------------
     the following definitions apply:

                    4.4.1.1. "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

                    4.4.1.2. "Original Issue Date" shall mean, for each series of Preferred Stock, the respective date on which a share of Series E-1, E-2, or a share of Series F Preferred Stock was first issued.

                    4.4.1.3. "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                    4.4.1.4. "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 4.4.3, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                              (A) upon conversion of shares of Series A, B, C,
     D, E-1, E-2 and F Preferred Stock;

                              (B) to officers, directors or employees of, or
     consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors, but not exceeding fifteen percent (15%) of the outstanding capital stock as of the Original Issue Date (net of any repurchases of such shares or cancellations or expirations of options), subject to adjustment for all subdivisions and combinations; provided, however, that such number may be increased with the approval of five (5) out of seven (7) members of the Corporation's Board of Directors.

                              (C) as a dividend or distribution on Series E-2 or
     Series F Preferred Stock;

                              (D) upon exercise of 373,210 warrants to purchase
     Common Stock;

                              (E) for which adjustment of the Series E-2
     Conversion Price or the Series F Conversion Price is made pursuant to
     Section 4.4.4; or

               4.4.2.  No Adjustment of Conversion Price.  Any provision herein
                       ---------------------------------
     to the contrary notwithstanding, no adjustment in the Series E-1 Conversion Price, the Series E-2 Conversion Price, or the Series F Conversion Price shall be made pursuant to Section 4.4.4 below and no adjustment in the Series E-1 Conversion Price, the Series E-2 Conversion Price, or the Series F Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 4.4.5 hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series E-1 Conversion Price, the Series E-2 Conversion Price, or the Series F Conversion Price, respectively, as the case may be, in effect on the date of, and immediately prior to, such issue.

               4.4.3.  Deemed Issue of Additional Shares of Common Stock.  In
                       -------------------------------------------------
     the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    4.4.3.1. no further adjustments in the Series E-1 Conversion Price, the Series E-2 Conversion Price, or the Series F Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    4.4.3.2. if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series E-1 Conversion Price, the Series E-2 Conversion Price, or the Series F Conversion Price, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series E-1 Conversion Price, the Series E-2 Conversion Price, or the Series F Conversion Price shall affect Common Stock previously issued upon conversion of the Series E-1, E-2, or F Preferred Stock);

                    4.4.3.3. upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series E-1 Conversion Price, the Series E-2 Conversion Price, or the Series F Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                              (A) in the case of Convertible Securities or
     Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the

     Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange and

                              (B) in the case of Options for Convertible
     Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4.4) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    4.4.3.4.  no readjustment pursuant to clause 4.4.3.2 or
          4.4.3.3 above shall have the effect of increasing the Series E-1 Conversion Price, the Series E-2 Conversion Price, or the Series F Conversion Price to an amount which exceeds the lower of (a) the Series E-1 Conversion Price, the Series E-2 Conversion Price, or the Series F Conversion Price on the original adjustment date, or (b) the Series E-1 Conversion Price, the Series E-2 Conversion Price, or the Series F Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                    4.4.3.5. in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series E-1 Conversion Price, the Series E-2 Conversion Price, or the Series F Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause 4.4.3.3 above.

               4.4.4.  Adjustment of Conversion Price Upon Issuance of
                       -----------------------------------------------
     Additional Shares of Common Stock.  In the event this Corporation at any
     ---------------------------------
     time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3) without consideration or for a consideration per share less than the Series E-1 Conversion Price, the Series E-2 Conversion Price, or the Series F Conversion Price in effect on the date of and immediately prior to such issue, then and in such event the Series E-1 Conversion Price, the Series E-2 Conversion Price, or the Series F Conversion Price as the case may be, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series E-1 Conversion Price, the Series E-2 Conversion Price, or the Series F Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series E-1 Conversion Price, the Series E-2 Conversion Price, or the Series F Conversion Price and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this 4.4.4, all shares of Common Stock issuable upon conversion of outstanding Options, Convertible Securities, and Preferred Stock shall be deemed to be outstanding.

               4.4.5.  Determination of Consideration. For purposes of this
                       ------------------------------
     Section 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                       4.4.5.1.  Cash and Property.  Such consideration shall:
                                 -----------------

                              (A)  insofar as it consists of cash, be computed
     at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                              (B)  insofar as it consists of property other than
     cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                              (C)  in the event Additional Shares of Common
     Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and
     (B) above, as determined in good faith by the Board of Directors.

                       4.4.5.2.  Options and Convertible Securities.  The
                                 ----------------------------------
          consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section
          4.4.3 relating to Options and Convertible Securities shall be determined by dividing:

                              (A)  the total amount, if any, received or
     receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                              (B)  the maximum number of shares of Common Stock
     (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

          4.5.  Adjustments to Conversion Prices for Stock Dividends and for
                ------------------------------------------------------------
Combinations or Subdivisions of Common Stock.  In the event that this
--------------------------------------------
Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for any series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

          4.6.  Adjustments for Reclassification and Reorganization.  If the
                ---------------------------------------------------
Common Stock issuable upon conversion of the Series A, B, C, D, E-1, E-2 and F Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4.5 above or a merger or other reorganization referred to in Section 2.4 above), the Series A, B, C, D, E-1, E-2 and F Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A, B, C, D, E-1, E-2 and F Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A, B, C, D, E-1, E-2 and F Preferred Stock immediately before that change.

          4.7.  No Impairment.  The Corporation will not, by amendment of its
                -------------
Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, B, C, D, E-1, E-2 and F Preferred Stock against impairment.

          4.8.  Certificates as to Adjustments.  Upon the occurrence of each
                ------------------------------
adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, B, C, D, E-1, E-2 or F Preferred Stock, respectively, a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A, B, C, D, E-1, E-2 or F Preferred Stock, respectively, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A, B, C, D, E-1, E-2 or F Preferred Stock, respectively.

          4.9.   Issue Taxes.  The Corporation shall pay any and all issue and
                 -----------
other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A, B, C, D, E-1, E-2 or F Preferred Stock, respectively, pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          4.10.  Reservation of Stock Issuable Upon Conversion.  The Corporation
                 ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, B, C, D, E-1, E-2 and F Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, B, C, D, E-1, E-2 and F Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, B, C, D, E-1, E-2 and F Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

          4.11.  Fractional Shares.  No fractional share shall be issued upon
                 -----------------
the conversion of any share or shares of Series A, B, C, D, E-1, E-2 or F Preferred Stock, respectively. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A, B, C, D, E-1, E-2 or F Preferred Stock, respectively, by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

          4.12.  Notices.  Any notice required by the provisions of this Section
                 -------
4 to be given to the holders of shares of Series A, B, C, D, E-1, E-2 or F Preferred Stock, respectively, shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder's address or facsimile number appearing in the records of the Corporation.

     5.   Notices of Record Date.  In the event that the Corporation shall
          ----------------------
propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A, Series B, Series C, Series D, Series E-1, Series E-2 and Series F Preferred Stock:

          5.1. at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

          5.2. in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

     6.   Restrictions and Limitations.
          ----------------------------

          6.1. So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of the Series A, B, C, D, and E-1 Preferred Stock, voting as a class, the vote or written consent by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of the Series E-2 Preferred Stock, voting together as a class, and the vote or written consent by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of the Series F Preferred Stock, voting together as a class:

                6.1.1. Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock otherwise than by conversion in accordance with Section 4 hereof;

                6.1.2. Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost plus interest at a rate not to exceed nine percent (9%) per annum upon the occurrence of certain events, such as the termination of employment, provided further, however, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $100,000 during any twelve (12) month period;

                6.1.3. Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Preferred Stock as to dividend rights or redemption rights or liquidation preferences;

                6.1.4. Effect any sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries, or any reclassification or other change of any stock, or any recapitalization of the Corporation;

                6.1.5. Permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation or any wholly owned subsidiary, any stock of such subsidiary;

                6.1.6. Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock;

                6.1.7. Change, amend, or otherwise alter any provision of the Bylaws of the Corporation; or

                6.1.8. Change, amend, or otherwise alter the number of members of the Board of Directors of the Corporation.

          6.2. Except as provided in Section 6.3 below, the Corporation shall not amend its Articles of Incorporation or Bylaws without the approval, by vote or written consent, of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of the Series A, B, C, D and E-1 and F Preferred Stock, voting together as a class, the vote or written consent by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of the Series E-2 Preferred Stock, voting together as a class, if such amendment would change any of the rights, preferences or privileges provided for herein for the benefit of any shares of that series of Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Articles of Incorporation or Bylaws without the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of the Series A, B, C, D, E-1 and F Preferred Stock, voting together as a class, the vote or written consent by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of the Series E-2 Preferred Stock, voting together as a class, if such amendment would:

                6.2.1. Reduce the dividend rates on that series of Preferred Stock provided for herein, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of that series of Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation;

                6.2.2. Reduce the amount payable to the holders of that series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of that series of Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation;

                6.2.3. Make the Series A, B, C, D, E-1, E-2 or F Preferred Stock, respectively, redeemable at the option of the Corporation; or

                6.2.4. Cancel or modify the Conversion Rights of that series provided for in Section 4 hereof.

          6.3. The consent of the holders of sixty-six and two-thirds percent (66 2/3%) of the Series E-2 Preferred Stock shall be required for any action which: (i) alters or changes the rights, preferences or privileges of the Series E-2 Preferred Stock or (ii) amends or decreases the authorized number of shares of Series E-2 Preferred Stock. The consent of the holders of sixty-six and two-thirds percent (66 2/3%) of the Series F Preferred Stock shall be required for any action which: (i) alters or changes the rights, preferences or privileges of the Series F Preferred Stock or (ii) amends or decreases the authorized number of shares of Series F Preferred Stock.

          6.4.  Right of First Refusal.  The following rights shall terminate
                ----------------------
upon the occurrence of a Qualified Public Offering:

                6.4.1. Except as set forth in Section 6.4.4 below, if, at any time after the Original Issue Date, the Corporation shall propose to sell to any persons in a transaction not registered under the Securities Act any Equity Securities (as hereinafter defined), it shall give the holders of Series E-2 and Series F Preferred Stock, or transferees who acquired their shares from such holders, the right to purchase all such Equity Securities and each holder may purchase his or its pro rata share (which proportion is to be determined by dividing the number of shares of Common Stock issued or issuable upon conversion of the Series E-2 and Series F Preferred Stock held by such holder of Series E-2 and Series F Preferred Stock by all of the Corporation's Common Stock then outstanding or issuable upon conversion of Series E-2 and Series F Preferred Stock) of such privately offered Equity Securities on the same terms and conditions as the Corporation is offering such Equity Securities to such other persons. Prior to any sale or issuance by the Corporation of any Equity Securities subject to this right of first refusal, the Corporation shall notify the holders of Series E-2 and Series F Preferred Stock, in writing, of its intention to sell and issue such Equity Securities, setting forth the terms under which it proposes to make such sale. Within thirty (30) business days after receipt of such notice, the holders of Series E-2 and Series F Preferred Stock shall notify the Corporation as to whether they desire to purchase any or all of their pro rata share of such Equity Securities for the price and on the general terms specified in the notice. In the event any holder of Series E-2 and Series F Preferred Stock elects not to purchase such holder's pro rata share of such Equity Securities, the Corporation shall provide five (5) days notice to the remaining holders of Preferred Stock who shall have the right to purchase their pro rata share of such available shares on the terms described above. Within five (5) business days following receipt of such notice, the remaining holders of Series E-2 and Series F Preferred Stock shall notify the Corporation of the number of such additional Equity Securities it chooses to purchase. (In the event that such shares are over subscribed, each holder of Series E-2 and Series F Preferred Stock shall be entitled to purchase on a pro-rata basis.)

                6.4.2. If, following the expiration of the notice periods set forth above, the holders of Series E-2 and Series F Preferred Stock have not notified the Corporation that they desire to purchase all of the Equity Securities described in such notice upon the terms and conditions set forth in such notice, the Corporation may, during a period of ninety (90) days following the end of such notice periods, sell and issue such Equity Securities which the holders of Series E-2 and Series F Preferred Stock have not elected to purchase at a price and upon terms and conditions no more favorable than those set forth in such notice.

                6.4.3. If the holders of Series E-2 and Series F Preferred Stock elect to purchase all of the Equity Securities offered by the Corporation, the holders of Series E-2 and Series F Preferred Stock shall pay for them by immediately available funds against delivery of the securities at the executive offices of the Corporation at the time of the scheduled closing therefor. The Corporation shall take all such action (except registration under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as may be reasonably required by any regulatory authority in connection with the exercise by the holders of Series E-2 and Series F Preferred Stock of the right to purchase Equity Securities as set forth herein.

               6.4.4. "Equity Securities" shall mean (i) shares of Common Stock of the Corporation and (ii) any security convertible into or exchangeable for shares of Common Stock of the Corporation; provided, however, that
                                                    -----------------
     Equity Securities shall not include the shares of Common Stock or Preferred Stock issued on or prior to the date hereof and, provided, further, that
                                                      -----------------
     Equity Securities shall not include securities: (A) issued or reserved for issuance to employees, consultants, directors or officers of the Company pursuant to stock grant, stock purchase and/or stock option plans or any other stock incentive program, agreement or arrangement approved by the Board of Directors, but not exceeding fifteen percent (15%) of the outstanding capital stock of the Corporation as of the Original Issue Date; provided, however, that such number may be increased with the approval of five (5) out of seven (7) members of the Company's Board of Directors, (B) issued upon conversion of the Preferred Stock, (C) pursuant to equipment financing or leasing arrangements, pursuant to lending arrangements with a bank or other lender approved by two-thirds (2/3) of the Board of Directors or (D) issued in connection with any stock split, stock dividend, recapitalization or similar event.

               6.4.5. The rights set forth in this Section 6 shall terminate immediately prior to, and shall not apply to, the closing of the Corporation's initial Qualified Public Offering.

     7.   No Reissuance of Series A, B, C, D, E-1, E-2 or F Preferred Stock,
          ------------------------------------------------------------------
respectively.
------------

     No share or shares of Series A, B, C, D, E-1, E-2 or F Preferred Stock, respectively, acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     8.   Repurchase of Certain Stock.  Each holder of any outstanding
          ---------------------------
shares of Series A, Series B, Series C, Series D, Series E-1, Series E-2 or Series F Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California Code, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, officers or directors of or consultants to the Corporation (or any of its subsidiaries) when such repurchase is in accordance with the terms of payment in Section 7.


     THIRD:  The foregoing amendment and restatement has been approved by
     -----
the Board of Directors of the Corporation.

     FOURTH:  The amendments herein set forth have been duly approved by
     ------
the required vote of the shareholders in accordance with Sections 902 and 903 of the California Code. The

Corporation has two (2) classes of shares outstanding. The number of outstanding shares of Common Stock voting in favor of the amendments equaled or exceeded the vote required and the number of outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series E-1 Preferred Stock, voting together as a class in favor of the amendments equaled or exceeded the vote required, the number of outstanding shares of Series E-2 Preferred Stock, voting separately as a class in favor of the amendments equaled or exceeded the vote required, and the number of outstanding shares of Series F Preferred Stock, voting separately as a class in favor of the amendments equaled or exceeded the vote required. The percentage vote required for the approval of the amendments herein set forth are at least sixty-six and two-thirds percent (66 2/3%) of the Common Stock, at least sixty-six and two-thirds percent (66 2/3%) of the Series A, B, C, D, and E-1 Preferred Stock, at least sixty-six and two-thirds percent (66 2/3%) of the Series E-2 Preferred Stock, and at least sixty-six and two-thirds percent (66 2/3%) of the Series F Preferred Stock. There are 6,205,559 shares of Common Stock outstanding, 1,300,000 shares of Series A Preferred Stock outstanding, 1,281,000 shares of Series B Preferred Stock outstanding, 544,998 shares of Series C Preferred Stock outstanding, 1,500,000 shares of Series D Preferred Stock outstanding, 857,988 shares of Series E-1 Preferred Stock outstanding, and 6,621,268 shares of Series E-2 Preferred Stock outstanding, and 8,071,207 shares of Series F Preferred Stock outstanding.

     I further declare under penalty of perjury under the laws of the State of California that the matters set forth in these Seventh Amended and Restated Articles of Incorporation are true of my own knowledge.

     Executed at San Jose, California this 30/th/ day of June, 2000.

                                       /s/ Inder Singh
                                    ------------------------------
                                    Inder Singh
                                    Chief Executive Officer


                                       /s/ Bhupi Singh
                                    ------------------------------
                                    Bhupi Singh
                                    Vice President & Chief Financial Officer